Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:

Jennifer Massaro	Scott Wilson
SupportSoft, Inc.	SupportSoft, Inc.
650.556.8596	650.556.8515
pr@supportsoft.com	ir@supportsoft.com

SupportSoft Completes Core Networks Acquisition

Redwood City, Calif. – September 3, 2004 – SupportSoft, Inc. (Nasdaq: SPRT), a leading provider of Real-Time Service Management (RTSM™) software, today announced that it has completed the acquisition of substantially all of the assets of Core Networks Incorporated under the terms of the agreement previously announced on July 20, 2004.

Core Networks specializes in technologies for network monitoring, management and activation of advanced digital services for DSL and cable broadband providers. Core Networks’ software products are evolving into a comprehensive portfolio of solutions for network management and monitoring, usage policy management, firmware upgrade management and remote management of home network devices.

The transaction closed on September 2, 2004 and is subject to receipt by SupportSoft of all lien releases from certain Core creditors, which releases are expected to be received in the next several days.

About SupportSoft

SupportSoft (Nasdaq: SPRT) is a leading provider of Real-Time Service Management (RTSM™ ) software designed to accelerate and automate enterprise technical support, customer service and IT infrastructure management. Enterprises that have purchased our products and services include: ADP, Bank of America, Cisco Systems, IBM, Procter & Gamble, Siebel Systems, Sony and Thomson Financial. Managed service providers that have purchased our products to provide outsourced services to enterprises include: Accenture, ACS, CGE&Y, CGI, CSC and IBM Global Services. Digital service providers incorporating our software into their service offerings include: Adelphia Communications, BellSouth, Charter Communications, Comcast Communications, Cox Communications, Time Warner, TeliaSonera and UPC. For more information visit www.supportsoft.com.

Except for the historical matters contained herein, the statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These are statements that relate to future events and include, but are not limited to, statements related to the receipt of lien releases and the evolution of Core Network’s products. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in these forward-looking statements. These risks and uncertainties include, but are not limited to: the satisfaction of lien releases, the ability to successfully integrate the business, personnel, products and technologies of both companies, SupportSoft’s ability to manage growth effectively, the ability of the software to operate with hardware and software platforms that are used by its customers now or in the future, the loss of the services of its key personnel, system failures that may cause an interruption in the customers’ ability to use the products or services, the ability to obtain sufficient patent protection, and the uncertain economic conditions in the United States and in international markets as well as other risks detailed in SupportSoft’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and from time to time in its SEC filings. Statements included in this release are based upon information known to SupportSoft as of the date of this release, and SupportSoft assumes no obligation to update information contained in this press release.